5

Friedman Billings Ramsey Group, Inc.
Conference Call
Second Quarter Earnings Release
July 26, 2007

Kurt Harrington
Friedman Billings Ramsey Group – Chief Financial Officer
Eric Billings
Friedman Billings Ramsey Group – Chairman, Chief Executive Officer
Rock Tonkel
Friedman Billings Ramsey Group – President and Chief Operating Officer
Rick Hendrix
FBR Capital Markets – President and Chief Operating Officer

Kurt Harrington – Chief Financial Officer of Friedman Billings Ramsey Group
Thank you. Good morning. This is Kurt Harrington, Chief Financial Officer of Friedman Billings Ramsey Group. Before we begin this morning’s call, I would like to remind everyone that statements concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates, and any other guidance on present or future periods constitute forward-looking statements. These forward-looking statements are subject to a number of factors, risks, and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.

These factors include but are not limited to the effect of demand for public offerings, activity in the secondary securities markets, interest rates, our cost of borrowing, interest spreads, mortgage prepayment speeds, mortgage delinquencies and defaults, the risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political, and market conditions.

Additional information concerning these factors that could cause results to differ materially is contained in FBR Group’s annual report on Form 10-K, and in quarterly reports on Form 10-Q. I would now like to turn over the call to Eric Billings, Chairman and Chief Executive Officer of FBR Group. Also joining us this morning are FBR Group’s President and Chief Operating Officer, Rock Tonkel and Rick Hendrix, President and Chief Operating Officer of FBR Capital Markets.

Eric Billings – Friedman Billings Ramsey Group – Chairman, Chief Executive Officer
Good morning, everybody. Before opening the call to questions, we will briefly discuss some of the management actions taken during the fourth quarter along with factors affecting our quarterly results.

These include:

• the solid increase in the volume – and diversity of – our investment banking and capital markets businesses,

• the performance of our mortgage and merchant banking investment portfolios, and

• FNLC's fourth quarter results and the outlook for the current quarter.

Much of this discussion echoes themes from our earnings call last quarter when we described the actions being taken with respect to the execution of our strategic plan and our balance sheet investments. That plan involves, among other things, a continuation of the build-out of our investment banking platform to include an expansion of our M&A capabilities. That process is well under way.

FBR Capital Markets pre-tax earnings for the fourth quarter were $17.6 million on net revenues of $120 million. Including the impact of a $3M in FASB 123R-related non-cash tax reversal, net after-tax earnings were $7.0 million for the quarter.

In the fourth quarter, we were involved in 17 transactions that raised a total of $4.2 billion across a broad spectrum of industries. We completed our first mining and minerals transaction, as well as our first power generation deal, both of substantial size. We co-managed a $1.0 billion secondary offering in pharmaceuticals, and, finally, energy, insurance and diversified industrials finished the year as our leading sectors by revenue and dollar volume.

Of the 17 transactions completed in the quarter, six were sole-managed 144A private placements. We continue to be by far the leading investment bank in this type of transaction, having successfully completed more 144A engagements than all the other investment banks combined. As mentioned in the press release, one of these private placements that we completed the week before Christmas was subject to regulatory approval by power authorities, and, therefore, the bulk of the revenue was not recognized until the first quarter of 2007. This transaction, which generated $40 million in first quarter revenues and approximately $20 million in pretax earnings, coupled with five additional book-run transactions raising in excess of $1.3 billion, gives us a very strong start in the current quarter.

In our last call, we reported to you that, in keeping with our strategic plan, we were actively exploring ways and opportunities to expand our M & A capabilities. In February, we acquired Legacy Partners and not only have they successfully integrated into our investment banking teams, but they have already contributed to our first quarter investment banking revenues.

In our balance sheet investment businesses, our mortgage-backed securities and non-prime mortgage portfolios together earned $10 million in the fourth quarter. The mortgage-backed securities portfolio was $6.5 billion at year end and yielded 5.87% with a cost of funds of 5.37% resulting in a net interest spread of 50 basis points. The non-prime mortgage portfolio was $4.4 billion at the end of the quarter with a yield of 7.11% and a cost of funds of 4.89% resulting in a net interest margin of 2.22%.

In merchant banking, we earned $3.7 million during the quarter net of the $17.2 million impairment charge. We ended the year with a merchant portfolio of $150 million. Our investments in non-prime mortgage-related equities were approximately $19 million, excluding Fieldstone Investment Corp., which has agreed to be acquired in an all-cash transaction. We believe that the merchant banking portfolio is positioned to generate average earnings of $5 million per quarter.

Turning now to FNLC, in a very difficult environment for non-prime lenders, the company lost $1.8 million after 70 basis points of EPD expense. FNLC’s management has done an excellent job of managing factors within its control. For example, it lowered origination costs 53 basis in 2006 and reduced variable cost by another 25 basis points in January. FNLC is also continuing to adjust underwriting guidelines to improve credit quality and profitably.

Theses changes will further enhance FNLC’s credit quality which already ranked third best in the industry during 2006 based upon a recently issued report by the CitiGroup’s ABS research unit.

Starting in the fourth quarter, non-prime loan characteristics and coupons did not fully adjust to market expectations for losses. As a result, loans originated in December and January were not sold at a profit. FNLC has aggressively adjusted loan guidelines and coupons to increase loan sale prices.

Nonetheless, this continues to be a transition phase for FNLC and the non-prime mortgage industry. Recent EPD experience and market expectations for losses have catalyzed industry-wide changes in loan terms and increases in coupons that are on-going. Until these adjustments are fully reflected in newly originated loans, FNLC and other non-prime originators will experience losses.

While our strong liquidity and capital base and the experience of the FNLC management team position the company well, given the current environment we expect FNLC to show a loss in the first quarter of 2007.

2006 was a disappointing year for all of us, but the strength of FBR Capital Markets and the improved performance and strength of our balance sheet investments are good indicators of the underlying position of FBR’s businesses. We are putting the capital raised through the sale of shares in FBR Capital Markets to work in our banking, institutional brokerage and asset management businesses. We are off to a good start in 2007, and with a real degree of confidence, we look forward to the year ahead.

At this point, I’d like to open the call to questions.

Operator: At this time if you would like to ask a question, please press star 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. Your first question comes from Miguel Fidalgo of Noonday Asset Management.

Miguel Fidalgo of Noonday Asset Management: Good morning, gentlemen.

Mr. Billings: Good morning, Miguel.

Mr. Fidalgo: What is the timing for the listing of FBR Capital Markets Corp.?

Mr. Billings: I think, right now, we are expecting a middle of March listing, approximately. But, as you know, Miguel, in going through the SEC process, these things can move a couple of weeks in either direction. But that’s our current approximate expectation.

Mr. Fidalgo: Mid-March, then?

Mr. Billings:  Yes, in that vicinity.

Mr. Fidalgo: Got it. And, Eric, could you tell me what have been your capital markets revenues quarter to date including the KGen 144?

Mr. Billings: No, we’re really not doing that, Miguel. We have tried to give an indication that our capital markets business continues to be broad, deep and strong. So we are, obviously, very pleased with the positioning and are continuing to work very hard to build it out in all respects.

Mr. Fidalgo:  Got it. When it comes to FNLC, what recourse is there for EPD’s beyond the First NLC entity? Is there recourse to the parent FBR entity?

Mr. Hendrix:  No, Miguel, we have not guaranteed any reps or warranties at FNLC in the loan sales.

Mr. Fidalgo: In a hypothetical insolvency of First NLC, the liabilities would stay there? There would be no recourse to any other entity within the FBR Group?

Mr. Hendrix: That’s correct although I’d say it’s very hypothetical.

Mr. Fidalgo: It’s a hypothetical question, absolutely. Lastly, the non-prime portfolio – any updates on the timing for the liquidation of this portfolio?

Mr. Tonkel: Miguel, it’s in process. We have indications. We are actively in the process of discussing it with a number of parties, and our expectation is that we will, as planned, execute the sale of that portfolio through the course of the middle of the year and by the third quarter.

Mr. Billings: But, again, I think the important thing, Miguel, is that the portfolio – in its current circumstances, is doing well, doing as expected. It’s certainly generating for us an acceptable return. So, we don’t feel any urgent need to do anything, and we will be, obviously, trying to optimize that execution as we go forward with that activity.

Mr. Fidalgo: It sounds like you currently expect that execution to be very close to the carrying value that you have for this portfolio.

Mr. Billings: Yes, clearly we do, Miguel.

Mr. Fidalgo: Great, thank you.

Mr. Billings: Thank you, Miguel.

Operator: Your next question comes from Vincent Daniel of FrontPoint.

Vincent Daniel of FrontPoint:  Good morning, guys. I just have a question on EPDs. What percentage are they tracking relative to the industry. What percentage of your originations are going EPD 2005 versus 2006?

Mr. Hendrix: Well, 2005 obviously was a very different environment, but if you look at 2006, we ran about 2.5%. And in 2005 we were about 50% of that, maybe a little bit higher that 50% of that. So, we have had a big increase like everybody in the industry. I think, because of the credit quality that Eric referenced in his comments, we have been fortunate that it hasn’t been higher than the two and one-half.

Mr. Daniel: And where is it running right now?

Mr. Hendrix: About the same level.

Mr. Daniel: About the same level – 2.5%?

Mr. Hendrix: Yes.

Mr. Daniel: Thanks, guys.

Mr. Hendrix: Thank you.

Operator: There are no more questions

Mr. Billings: Thank you all for joining us, and we look forward to speaking to you next quarter.